Exhibit 99.1

news release for immediate release

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Reaches Definitive Agreement for Sale of
Assets of Alesco Global Advisors to Lazard Asset Management;
Key Step Forward in Sale of Daymark Realty Advisors Subsidiary
SANTA ANA, Calif. (June 10, 2011) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that the company has entered into a definitive agreement for the sale of substantially all of the assets of its real estate investment fund business, Alesco Global Advisors, to Lazard Asset Management LLC. Terms of the transaction were not disclosed.
Alesco Global Advisors is a registered investment advisor that focuses on real estate securities and manages three registered mutual funds. Grubb & Ellis acquired a 51 percent interest in Alesco Global Advisors through its Daymark subsidiary in 2007.
“We are executing on our plan to maximize value for our stakeholders and strengthen the company’s competitive position,” said Thomas P. D’Arcy, president and chief executive officer of Grubb & Ellis. “Today’s agreement on Alesco is a positive step forward in the sale of Daymark Realty Advisors, which is a key part of our plan. At the same time, we believe Alesco and its talented fund manager, Jay Leupp, will benefit from having access to the scale and resources of Lazard Asset Management, one of the world’s preeminent asset management firms.”
“We look forward to having this experienced real estate investment team join our firm,” said Ashish Bhutani, chief executive officer of Lazard Asset Management. “By adding listed real estate investment strategies to our platform, we will continue to provide diversified and superior investment solutions for our clients.”
The transaction is subject to related approvals by the mutual funds’ Board of Trustees and shareholders and is expected to close in the third quarter of 2011.
About Grubb & Ellis Company
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.
-more-
Grubb & Ellis Company
1551 N. Tustin Avenue,      Suite 300      Santa Ana,      CA 92705      714.667.8252      714.667.6860 fax

2 — 2 — 2
6/10/11
Grubb & Ellis Reaches Definitive Agreement for Sale of Assets of Alesco Global Advisors to Lazard Asset Management; Key Step Forward in Sale of Daymark Realty Advisors Subsidiary
Forward-Looking Statements
Certain statements included in this press release, such as those reflecting to Grubb & Ellis’ strategic process, the sale of Daymark Realty Advisors and exploration of strategic alternatives may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results and events in future periods to be materially different from those anticipated, including risks and uncertainties related to the financial markets. Such factors which could adversely affect the company’s ability to obtain these results include, among other things: (i) a continued or further weakness in the company’s Investment Management and/or Transaction Services businesses, including the velocity and volume of equity raised with respect to the Investment Management business and insufficient margins with respect to its Transaction Services business; (ii) the general economic pressures on transaction values of sales and leasing transactions and businesses in general; (iii) a continued weakness in real estate markets and values; (iv) the unavailability of credit to finance real estate transactions in general and the company’s tenant-in-common programs, in particular; (v) the success of current and new investment programs; (vi) the success of new initiatives and investments; (vii) the inability to attain expected levels of revenue, performance, brand equity in general, and in the current macroeconomic and credit environment, in particular; (viii) the inability of the company’s subsidiary, NNN Realty Advisors, Inc. to come into compliance with the contractually specified net worth requirements with respect to approximately 30 percent of the tenant-in-common programs managed by the company; (ix) the nature and amount of the net intercompany balance between the company and its wholly-owned subsidiary, Daymark Realty Advisors, Inc., (x) the occurrence of bankruptcies by unaffiliated, individual investor entities in the company’s tenant-in-common programs which may result in demands for payments on certain non-recourse/carve-out guaranty and indemnification obligations issued by the company’s subsidiaries, which may, in turn, in the event such guaranty or indemnification obligations cannot be met, result in a cross-default under the company’s issued and outstanding Convertible Senior Notes; (xi) the ultimate outcome in various legal proceedings concerning tenant-in-common programs sponsored by the company’s subsidiaries, including the arbitration proceeding with respect to the Met 10 Center in Texas; and (xii) other factors described in the company’s annual report on Form 10-K for the fiscal year ending December 31, 2010 and Form 10-Q for the quarter ended March 31, 2011, and in other Current Reports on Form 8-K filed by the company from time to time with the Securities and Exchange Commission. The company does not undertake any obligation to update forward-looking statements.
###
Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 300      Santa Ana,      CA 92705      714.667.8252      714.667.6860 fax